Exhibit 4.1

THIS NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

ENTASIS THERAPEUTICS HOLDINGS INC.

Convertible Promissory Note

$15,000,000.00	February 18, 2022

For value received, Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Innoviva Strategic Opportunities LLC (hereinafter referred to, together with its successors in title and assigns, as the “Holder”), the principal sum of Fifteen Million Dollars ($15,000,000.00), together with any unpaid interest thereon as set forth below, unless earlier converted or cancelled pursuant to the terms and conditions set forth below. The outstanding principal of this Note, together with any unpaid interest thereon, is hereinafter referred to as the “Amount Due.”

This Convertible Promissory Note (this “Note”) is issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of February 17, 2022, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.            Maturity and Interest. This Note shall mature and shall become payable on August 18, 2022 (the “Maturity Date”) unless earlier converted or cancelled pursuant to the terms set forth herein. This Note shall bear interest from, and including, the date of issuance at a rate of 0.59% per annum to, but excluding, the date of repayment or conversion of the Note. Interest on the Note shall be computed on the basis of the actual number of days elapsed and a year of 360 days and shall be payable at the Maturity Date. From and including the Maturity Date, if not converted, and for such time that this Note remains outstanding, this Note shall bear default interest at a rate of 10.00% per annum (the “Default Rate”), which shall accrue daily and compound monthly to, but excluding, the date of repayment or conversion of the Note. To the extent that any rate of interest set forth in this Note is higher than the maximum percentage permitted by law, or lower than the lowest percentage permitted by law to allow this Note to be classified as indebtedness for United States federal tax purposes, such rate shall be automatically adjusted to such highest or lowest rate (as applicable) permitted by law.

2.            Amount Due.

2.1            Payments. Payment of the Amount Due shall be made in immediately available funds in lawful currency of the United States of America at the offices of the Holder or at such other place as the Holder hereof shall have designated to the Company in writing. Payment shall be credited first to any costs, expenses or charges then payable to the Holder, then to accrued interest then due and payable, and then to principal.

2.2            Prepayment. This Note may not be prepaid prior to the Maturity Date without the prior written consent of the Holder; provided, however, immediately prior to, but conditioned upon, the consummation of a Sale of the Company, the Company may elect to prepay this Note in accordance with the provisions set forth in Section 2.1 above.

3.            Conversion; Payment upon Financing or Strategic Transaction.

3.1            Definitions. The following terms shall have the respective meanings specified therefor below:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such specified Person. For purposes of this definition, “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Conversion Price” means $1.48 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization).

“Financing” means any transaction or series of transactions, directly or indirectly, principally for capital raising purposes for the Company, including the sale of equity, or the incurrence of indebtedness or the issuance of debt securities, or any combination thereof, other than a Sale of the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Sale of the Company” means the sale, lease, license, transfer or other disposition, directly or indirectly, of all or substantially all of the assets or intellectual property, or a sale of a majority of the voting power, of the Company in a single transaction or series of related transactions (including by way of merger, consolidation, stock sale or otherwise).

“Strategic Transaction” means the sale, lease, license, transfer or other disposition, directly or indirectly, of any assets or intellectual property of the Company, including the sale of royalties, in each case outside of the ordinary course of business (other than the Sale of the Company), in a single transaction or series of related transactions.

3.2            Maturity Date Conversion. During the period beginning on the 30th day prior to the Maturity Date and ending on the day prior to the Maturity Date (or the next business day if either of such days is not a business day), either the Company or the Holder may elect to convert this Note into shares of Common Stock by providing written notice to the other party (the “Maturity Date Election Notice”). In the event that neither the Company nor the Holder deliver such Maturity Date Election Notice, the Amount Due under this Note shall become immediately due and payable on the Maturity Date. In the event that either the Company or the Holder deliver such Maturity Date Election Notice, on the Maturity Date, this Note shall automatically, and without any further action of the Holder or the Company, convert into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the Amount Due on the date of conversion by (ii) the Conversion Price, rounding down to the nearest whole number of shares.

3.3            Optional Conversion; Payment upon Financing or Strategic Transaction. The Company covenants and agrees that it will provide written notice to the Holder (a “Company Notice”) of the expected consummation of a Financing or Strategic Transaction. The Company Notice shall describe the Financing or Strategic Transaction (as applicable) in reasonable detail, including the parties involved, the terms and the anticipated date of closing of such transaction. The Company shall promptly revise the Company Notice and deliver it to the Holder in the event of any material change to the information previously provided. The Financing or Strategic Transaction shall not be consummated prior to the seventh (7th) day following Holder’s receipt of the last Company Notice (or revision thereto) specifying the terms set forth above. The Company further covenants and agrees that from the period beginning on the delivery of the Company Notice until the consummation of the Financing or Strategic Transaction, or the confirmation in writing by the Company that it has abandoned pursuit of the Financing or Strategic Transaction, at the reasonable request of the Holder, the Company will meet with the Holder and discuss the details of the Financing or Strategic Transaction from time to time. From the date of delivery of the Company Notice until the date that is five (5) days prior to the consummation of the Financing or Strategic Transaction (the “Optional Election Period”), the Holder may elect to convert this Note into shares of Common Stock by providing written notice to the Company (an “Optional Election Notice”). To the extent that such Optional Election Notice is provided, this Note shall convert into shares of Common Stock immediately prior to the consummation of the Financing or Strategic Transaction. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Amount Due on the date of conversion by (ii) the Conversion Price, rounding down to the nearest whole number of shares. The Holder may elect to exercise any Warrants (as defined below) issued pursuant to Section 3.4 prior to the consummation of the Financing or Strategic Transaction and the Holder shall have all rights associated with the ownership of shares of Common Stock issued upon conversion of this Note or upon exercise of any Warrant (including preemptive rights) in respect of the applicable Financing or Strategic Transaction. The Holder may revoke any Optional Election Notice at any time prior to the consummation of the Financing or Strategic Transaction.

3.4            Issuance of Warrants. Upon any conversion of this Note (whether on the Maturity Date, in connection with a Financing or Strategic Transaction or following Shareholder Approval (as defined below), the Company shall issue and deliver warrants, in the form attached as Exhibit B to the Purchase Agreement, to the Holder (collectively, the “Warrants”) entitling the Holder to acquire a number of shares of Common Stock equal to the number of shares of Common Stock issued upon conversion of this Note, at a purchase price per share equal to the Conversion Price in effect at the time of conversion.

3.5            Conversion Limitations. If the number of equity securities issuable upon conversion of this Note or exercise of the Warrants is limited by operation of law without the approval of the holders of shares of Common Stock (including pursuant to Nasdaq Listing Rule 5635(d) or any other rules or requirements of any stock exchange on which the securities of the Company are listed) (the “Stockholder Approval”), the Company shall issue the maximum amount of equity securities issuable upon conversion of this Note or exercise the Warrants absent such Shareholder Approval; it being understood that in connection with such partial conversion, the Company shall issue an equal number of shares of Common Stock and Warrants. Following any such partial conversion, the remaining portion of this Note will remain outstanding and the Company shall use reasonable best efforts to obtain the Stockholder Approval, including by calling a meeting of stockholders to seek the Stockholder Approval, recommending that holders of shares of Common Stock vote in favor of the Shareholder Approval and soliciting proxies in connection with such meeting. The Holder shall vote or cause to be voted the maximum number of shares of Common Stock then owned by the Holder and that it is allowed to vote in accordance with applicable law or stock exchange requirements in favor of any such Shareholder Approval; it being understood that in no event shall the Holder or its affiliates be required to exercise any warrants (including the Warrants) or acquire any additional shares of Common Stock. Following the partial conversion of this Note on the Maturity Date in accordance with Section 3.2, for so long as the Company continues to comply with its obligations in this Section 3.5, the remaining Amount Due on the Note shall no longer accrue interest. To the extent that, and for so long that, the Company ceases to comply with its obligations under this Section 3.5, interest shall accrue on the remaining Amount Due at the Default Rate in accordance with the penultimate sentence of Section 1; provided that no such interest shall accrue if the Company ceases to comply with this Section 3.5 due to the Holder’s failure to comply with its obligations hereunder. Upon receipt of such Stockholder Approval, the remaining Amount Due under this Note may be converted into shares of Common Stock and Warrants equal to the quotient obtained by dividing (i) the applicable remaining Amount Due by (ii) the Conversion Price then in effect, rounding down to the nearest whole number of shares.

3.6            Fractional Shares. No fractional shares of any of the Company’s equity securities will be issued in connection with any conversion of this Note.

3.7            Certificate. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder, upon surrender of this Note, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

4.            Demand; Default. This Note shall, at the election of the Holder, become immediately due and payable, upon notice and demand by the Holder (except in the case of clauses (a) through (d) below, which shall not require notice or demand), upon the occurrence of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a)	the Company fails to make any payment when due under this Note on the applicable due date;

(b)	the liquidation, dissolution or insolvency of the Company, or the appointment of a receiver, trustee, liquidator or custodian for the Company of a material part of its property;

(c)	the making of a general assignment by the Company or any subsidiary thereof for the benefit of its creditors;

(d)	the Company’s breach of any of its material obligations under the Purchase Agreement or this Note;

(e)	the Company or any subsidiary thereof becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or similar law or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation (whether on a voluntary or involuntary basis); or

(f)	the Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 4(a), Section 4.(b), Section 4(c), or Section 4(e) hereof, become immediately due and payable in full pursuant to the terms of Section 2.1 hereof without further notice, presentment, demand, or protest of any kind by Holder, and (ii) in the case of any Event of Default pursuant to Section 4.1(d) hereof, become immediately due and payable upon written notice by or on behalf of Holder to the Company after a thirty (30) day cure period is given to the Company and such item has not been cured.

5.            No Set-Off. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

6.            Seniority; Security Interest. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company incurred subsequent to the issuance of this Note, and all other indebtedness of the Company incurred subsequent to the issuance of this Note shall be expressly subordinated to this Note. The incurrence by the Company of any indebtedness subsequent to the issuance of this Note not in compliance with this Section 6 shall be deemed an Event of Default. This Note will not be secured.

7.            General.

7.1            Transfers; Successors and Assigns.

(i)            This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective heirs, successors and assigns; provided, however, that the Company may not transfer or assign its obligations hereunder, by operation of law or otherwise, without the consent of the Holder; and provided further that the Holder may not transfer or assign its rights hereunder, by operation of law of otherwise, except to an Affiliate, a direct or indirect equity holder of Holder or a successor to all or a substantial portion of the assets of the assets of Holder, without the consent of the Company.

(ii)            Notwithstanding anything else in this Note to the contrary, the right of any Holder (or transferee) to receive principal or interest payments under this Note may be transferred only through the surrender of the current Note and reissuance of a new note by the Company pursuant to the provisions of this paragraph. The foregoing language is intended to cause this Note to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and shall be interpreted and applied consistently therewith.

7.2            No Rights or Liabilities as Stockholder; No Personal Liability. Other than as set forth in the Definitive Documents, this Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company in respect of any of the Company’s equity securities which would be issued in connection with any conversion of this Note. Holder agrees that no past, present or future stockholder, director, officer or employee of the Company shall have any personal liability under the Securities Purchase Agreement or this Note for any claim based on, or in respect of, or by reason of, such obligations or their creation and Holder waives and releases all such liability. Holder recognizes and agrees that such waiver and release are part of the consideration for the issuance of the Note.

7.3            Further Assurances. In the case of any conflict between this Note and the Securities Purchase Agreement, the provisions of the Securities Purchase Agreement shall control and govern, except to the extent expressly provided herein. From time to time, the Holder and the Company shall execute and deliver to the other party such additional documents as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

7.4            Amendment. This Note may be amended or modified, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, either generally or in a particular instance, and either retroactively or prospectively, upon written consent of the Company and the Holder.

7.5            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in Section 9.1 of the Securities Purchase Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy shall also be sent to Jack S. Bodner and Matthew C. Franker of Covington & Burling LLP at [***] and [***], respectively, which copy shall not constitute notice.

7.6            Severability. If one or more provisions of this Note are held to be invalid or unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7            Governing Law. This Note, any Warrants, and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with, the laws of the State of New York as to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the State of New York (excluding the laws and rules of law applicable to conflicts or choice of law).

[Signature on following page]

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Michael Gutch, Ph.D.
Name:	Michael Gutch, Ph.D.
Title:	Chief Financial and Business Officer

Address:

c/o Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Acknowledged and agreed by Holder:

INNOVIVA STRATEGIC OPPORTUNITIES LLC

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

Address:

c/o Innoviva, Inc.

1350 Old Bayshore Highway Suite 400

Burlingame, CA 94010

[Signature Page to Convertible Promissory Note]